Exhibit 99.1

News Release

TE Connectivity Announces Retirement of Robert A. Scott,

Executive Vice President and General Counsel; John S. Jenkins, Jr. Appointed as Successor

SCHAFFHAUSEN, Switzerland, April 18, 2012—TE Connectivity Ltd. (NYSE: TEL) today announced that Executive Vice President and General Counsel Robert (Bob) A. Scott is retiring from the Company effective December 31, 2012. Mr. Scott will continue in his current capacity until his successor, John S. Jenkins, Jr., has joined the Company, anticipated to occur in October 2012.

Since 2007, Mr. Scott has served as TE’s General Counsel, responsible for the Company’s global legal, compliance, government affairs, security and risk management, corporate governance, and intellectual property activities. In addition, he leads the Company’s corporate and social responsibility program, TE Responsibility Advantage (TERA).

John S. Jenkins, Jr. has been with Tyco International since 2003, and currently holds the position of Vice President, Corporate Secretary, and International General Counsel.  Mr. Jenkins is responsible for Board of Directors activities, securities and capital markets transactions and reporting, mergers and acquisitions, executive compensation, global procurement, real estate and tax planning. Prior to 2003, Mr. Jenkins worked as a litigator with McGuireWoods, LLP and Hogan & Hartson, LLP. Mr. Jenkins began his career in 1987 as an Officer in the United States Navy, and continued with the Navy as Military Prosecutor and Senior Defense Counsel, and finally as Legislative Counsel to the Secretary of the Navy.

Mr. Jenkins earned his law degree from George Washington University with high honors and his bachelor’s degree from the University of Virginia.

“Bob is a tremendous leader, advisor and counselor who has made significant contributions to the Company over the past five years. He served as a business partner, a visionary for our social responsibility program and a developer of talented teams. We will miss him,” said Tom Lynch, Chief Executive Officer of TE Connectivity. “We are fortunate to have a talent like John Jenkins follow in his footsteps.”

ABOUT TE CONNECTIVITY

TE Connectivity (NYSE: TEL) is a global, $14 billion company that designs and manufactures approximately 500,000 products that connect and protect the flow of power and data inside the products that touch every aspect of our lives. Our nearly 100,000 employees partner with customers in virtually every industry—from consumer electronics, energy and healthcare, to automotive, aerospace and communication networks—enabling smarter, faster, better technologies to connect products to possibilities. Find more information about TE Connectivity at http://www.te.com.

CONTACTS

Media Relations

Amy Shah

TE Connectivity

+1 610-893-9555

amy.shah@te.com

Brian Schaffer

CJP Communications

+1 212-279-3115

bschaffer@cjpcom.com

Investor Relations

Keith Kolstrom

TE Connectivity

+1 610-893-9551

keith.kolstrom@te.com

Matt Vergare

TE Connectivity

+1 610-893-9442

matthew.vergare@te.com

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